Exhibit 99.1

news release

FOR IMMEDIATE RELEASE	MAY 4, 2015

SYKES Enterprises, Incorporated

Corporate Headquarters:

400 North Ashley Drive

Tampa, FL USA 33602

1 . 800 . TO .. SYKES

http://www.sykes.com

EMEA Operations:

599 Calder Road

Edinburgh EH11 4GA

Scotland

+44 (0) 131 458-6500

SYKES ENTERPRISES, INCORPORATED REPORTS

FIRST-QUARTER 2015 FINANCIAL RESULTS

--First quarter 2015 revenue, operating margins and diluted earnings per share top business outlook ranges

-- First quarter 2015 results driven by increased constant currency demand, agent productivity gains, expense leverage and increased capacity utilization rate

--Net cash provided by operating activities increases comparably

--Updating full-year 2015 business outlook

TAMPA, FL – May 4, 2015 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing comprehensive outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today its financial results for the first-quarter ended March 31, 2015.

First Quarter 2015 Financial Highlights

•

First quarter 2015 revenues of $323.7 million decreased $0.7 million, or 0.2%, from $324.4 million in the comparable quarter last year, driven chiefly by unfavorable foreign exchange rates as the functional currencies of the Company’s various international operations weakened relative to the U.S. dollar on a comparable basis; on a constant currency basis, first quarter 2015 revenues increased 4.7% comparably, with increased demand from clients within the technology, telecom, healthcare and transportation and leisure verticals

•

First quarter 2015 operating margin was 7.0% versus 4.5% in the same period last year; on a non-GAAP basis (see section titled “Non-GAAP Financial Measures” for an explanation and see Exhibit 6 for reconciliation), first quarter 2015 operating margin increased to 8.1% versus 5.7% in the same period last year, primarily driven by higher constant currency demand, agent productivity gains, improved capacity utilization and expense leverage, coupled with a favorable foreign exchange impact (approximately 110 basis points)

•	First quarter 2015 diluted earnings per share were $0.37 versus $0.24 in the comparable quarter last year, with the 53.1% increase due largely to the above-mentioned factors

•

On a non-GAAP basis, first quarter 2015 diluted earnings per share increased to $0.43 from $0.30 in the same period last year (see Exhibit 5 for reconciliation) with the comparable 42.5% increase driven largely by the previously-mentioned factors. First quarter 2015 diluted earnings per share were also higher relative to the Company’s February 2015 business outlook range of $0.33 to $0.36 also driven largely by the aforementioned factors

•	Consolidated capacity utilization rate increased to 80% in the first quarter of 2015 from 76% in the comparable period last year, due largely to a reduction in capacity and higher constant currency demand. Consolidated capacity utilization rate increased slightly sequentially to 80% from 79% in the fourth quarter of 2014, due to the previously mentioned factors

Americas Region

Revenues from the Company’s Americas region, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), increased 1.1% to $264.2 million, or 81.6% of total revenues, for the first quarter of 2015 compared to $261.2 million, or 80.5% of total revenues, in the same prior year period. On a constant currency basis, first quarter 2015 Americas revenues increased 2.5% comparably driven largely by the expansion of existing and some new client programs across the communications, technology and healthcare verticals.

Sequentially, revenues generated from the Americas region decreased 7.5% to $264.2 million from $285.5 million, or 81.6% of total revenues, in the fourth quarter of 2014. On a constant currency basis, first quarter 2015 Americas revenues decreased 6.3% over fourth quarter due largely to seasonality.

The Americas income for the first quarter of 2015 increased 43.7% to $32.6 million, with an operating margin of 12.3% versus 8.7% in the comparable quarter last year. On a non-GAAP basis, the Americas operating margin increased to 13.7% from 10.2% in the comparable quarter last year, driven by higher demand, agent productivity gains, improved capacity utilization and better expense leverage, coupled with favorable foreign exchange impact (approximately 150 basis points) (see Exhibit 6 for reconciliation).

Sequentially, the Americas income for the first quarter of 2015 decreased 21.5% to $32.6 million, with an operating margin of 12.3% versus 14.5% in the fourth quarter of 2014. The Americas income from operations for the fourth quarter of 2014 includes the facility-sale gain of $2.6 million, or 90 basis points of operating margin contribution. On a non-GAAP basis, which excludes the facility-sale gain, the Americas operating margin was 13.7% versus 14.9% in the fourth quarter of 2014, with the decrease principally a function of seasonality (see Exhibit 6 for reconciliation).

EMEA Region

Revenues from the Company’s Europe, Middle East and Africa (EMEA) region decreased 5.8% to $59.5 million, representing 18.4% of total revenues for the first quarter of 2015, compared to $63.2 million, or 19.5% of total revenues, in the same prior year period. On a constant currency basis, EMEA revenues increased 13.9% on a comparable basis driven by the communications, technology and transportation and leisure verticals.

Sequentially, revenues from the Company’s EMEA region decreased 7.7% to $59.5 million, or 18.4% of SYKES’ total revenues, versus $64.4 million, or 18.4% of SYKES’ total revenues, in the fourth quarter of 2014. On a constant currency basis, EMEA revenues increased 1.5% sequentially, driven by higher demand from existing client programs particularly within the transportation and leisure vertical.

The EMEA region’s income for the first quarter of 2015 was $3.8 million, or 6.4% of EMEA revenues, versus $2.9 million, or 4.6% of revenues, in the comparable quarter last year. On a non-GAAP basis, the operating margin was 6.4% versus 4.6% in the same period last year, with the margin increase driven by a combination of higher demand, higher capacity utilization, productivity improvements on programs launched last year and expense leverage (see Exhibit 6 for reconciliation).

Sequentially, the EMEA region’s income for the first quarter of 2015 was $3.8 million, or 6.4% of EMEA revenues, versus $4.8 million, or 7.4% of revenues, in the fourth quarter of 2014. On a non-GAAP basis, the EMEA operating margin was 6.4% versus 7.4% in the fourth quarter of 2014 due to costs associated with programs ramps (see Exhibit 6 for reconciliation).

Corporate G&A & Other Expenses

Corporate G&A expenses increased to $13.8 million, or 4.3% of revenues, in the first quarter of 2015, compared to $11.1 million, or 3.4% of revenues both on GAAP and non-GAAP basis, in the comparable quarter last year, with the increase driven by a combination of expenses related to increased incentive compensation, as well as higher legal and professional services fees, (see Exhibit 6 for reconciliation).

Sequentially, corporate G&A expenses increased slightly to $13.8 million from $13.7 million in the fourth quarter of 2014, and to 4.3% of revenues in the first quarter of 2015 from 3.9% of revenues in the fourth quarter of 2014 on both a GAAP and non-GAAP basis (see Exhibit 6 for reconciliation).

Other Income (Expense) and Taxes

Total other expense, net for the first quarter of 2015 totaled $1.1 million compared to other income of $0.4 million for the same period in the prior year. The negative $1.5 million swing in total other expense, net was due mostly to realized and unrealized foreign currency transaction losses, coupled with derivative losses related to foreign currency exposure associated with inter-company borrowings.

The Company recorded an effective tax rate of 27.1% for the first quarter of 2015 versus 30.7% in the same period last year and versus the estimated 27% provided in the Company’s February 2015 business outlook. The effective tax rate differential on a comparable basis was due to a shift in the geographic mix of earnings to low tax rate jurisdictions.

On a non-GAAP basis, the first quarter 2015 effective tax rate was 28.3% compared to 31.3% in the same period last year and slightly above the estimated 28% provided in the Company’s February 2015 business outlook (see Exhibit 8 for reconciliation). The effective tax rate differential on a comparable basis was due to the aforementioned factor.

Liquidity and Capital Resources

The Company’s balance sheet at March 31, 2015 remained strong with cash and cash equivalents of $214.1 million, of which approximately 90.9%, or $194.5 million, was held in international operations and is deemed to be indefinitely reinvested offshore. In the first quarter of 2015, net cash provided by operating activities was up 77.3% to $28.6 million driven by higher net income, non-cash items and contribution from working capital changes. At quarter end, the Company had $74.0 million in borrowings outstanding, with $171.0 million available under its credit facility.

Business Outlook

The assumptions driving the business outlook for the second quarter and full-year 2015 are as follows:

•

The Company is updating its full-year 2015 business outlook. Although full year operating margins are expected to remain relatively unchanged compared to those provided initially in February 2015, the Company is fine tuning its 2015 diluted earnings per share and revenues outlook due to on-going foreign exchange volatility and somewhat lower demand forecasted from a handful of existing clients within the communications vertical. Since the initial full-year 2015 business outlook, which was outlined in February 2015, the functional currencies of the Company’s various international operations have weakened further relative to the U.S. dollar, which is expected to impact 2015 revenues by an incremental $17 million, above the initial $50 million in foreign exchange impact forecasted in February 2015. In addition to the foreign exchange impact, a handful of clients have forecasted lower volumes for the remainder of the year due in large part to more muted competitive dynamics expected in the industry, which is also impacting revenues to the tune of approximately $20 million. As such, the combined effects of both are anticipated to result in full-year revenues of between $1,270.0 million and $1,285.0 million versus the initial revenue outlook range of between $1,300.0 million and $1,320.0 million. Similarly, diluted earnings per share are now expected to range between $1.54 and $1.62 from a range of $1.56 to $1.68 previously;

•

The Company’s revenues and earnings per share assumptions for the second quarter and full year 2015 are based on foreign exchange rates as of April 2015. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets the Company serves could have a further impact, positive or negative, on revenues and both GAAP and non-GAAP earnings per share relative to the business outlook for the second quarter and full-year as discussed above;

•

The Company still plans to add approximately 1,700 seats on a gross basis in 2015 to support certain client program expansions. In the first quarter, the Company added roughly 400 seats on a gross basis out of the planned 1,700. More than three-quarters of the gross seat additions is expected to occur in or around the first half of 2015. On a net basis, however, the Company still anticipates the 2015 seat count to remain unchanged relative to 2014 as it plans to rationalize roughly 1,700 seats;

•

The Company anticipates net interest expense of approximately $0.8 million for the second quarter and $3.4 million for the full year 2015. These amounts exclude the potential impact of any future foreign exchange gains or losses in other expense; and

•

The Company anticipates a slightly lower effective tax rate for full-year 2015 relative to initial expectations, driven chiefly by a shift in the geographic mix of earnings to lower tax rate jurisdictions.

Considering the above factors, the Company anticipates the following financial results for the three months ending June 30, 2015:

•	Revenues in the range of $300.0 million to $305.0 million
•	Effective tax rate of approximately 27.0%; **on a non-GAAP basis, an effective tax rate of approximately 30.0%
•	Fully diluted share count of approximately 42.4 million
•	Diluted earnings per share of approximately $0.18 to $0.21
•	**Non-GAAP diluted earnings per share in the range of $0.24 to $0.27
•	Capital expenditures in the range of $17.0 million to $20.0 million

For the twelve months ending December 31, 2015, the Company anticipates the following financial results:

•	Revenues in the range of $1,270.0 million to $1,285.0 million
•	Effective tax rate of approximately 26.0%; **on a non-GAAP basis, an effective tax rate of approximately 27.0%
•	Fully diluted share count of approximately 42.8 million
•	Diluted earnings per share of approximately $1.32 to $1.40
•	**Non-GAAP diluted earnings per share in the range of $1.54 to $1.62
•	Capital expenditures in the range of $50.0 million to $55.0 million

** See exhibits 7 & 8 for second quarter and full-year 2015 non-GAAP diluted earnings per share and tax rate reconciliations.

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, May 5, 2015, at 10:00 a.m. Eastern Daylight Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/investor-relations/Investor-Resources/Investor-Relations-Home/default.aspx.

Non-GAAP Financial Measures

Non-GAAP income , non-GAAP operating margins, non-GAAP tax rate, non-GAAP income , net of taxes, per diluted share and non-GAAP income by segment are important indicators of performance as these non-GAAP financial measures assist readers in further understanding the Company’s results from operations and how management evaluates and measures such performance. These non-GAAP indicators of performance are not measures of financial performance under U.S. Generally Accepted Accounting Principles (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. Refer to the exhibits in the release for detailed reconciliations.

About Sykes Enterprises, Incorporated

SYKES is a global leader in providing comprehensive customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web, chat and social media. Utilizing its integrated onshore/offshore and virtual at-home agent delivery models, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific region) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include order processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, ability of maintaining margins offshore (iii) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (iv) currency fluctuations, (v) the timing of significant orders for SYKES’ products and services, (vi) loss or addition of significant clients, (vii) the early termination of contracts by clients, (viii) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (ix) construction delays of new or expansion of existing customer support centers, (x) difficulties or delays in implementing SYKES’ bundled service offerings, (xi) failure to achieve sales, marketing and other objectives, (xii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiii) changes in applicable accounting principles or interpretations of such principles, (xiv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xv) rapid technological change, (xvi) political and country-specific risks inherent in conducting business abroad, (xvii) SYKES’ ability to attract and retain key management personnel, (xviii) SYKES’ ability to further penetrate into vertically integrated markets, (xix) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xx) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxii) SYKES’ dependence on trends toward outsourcing, (xxiii) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxiv) the existence of substantial competition, (xxv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvi) risks related to the integration of the businesses of SYKES and Alpine Access and (xxvii) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:

Subhaash Kumar

Sykes Enterprises, Incorporated

(813) 233-7143

Sykes Enterprises, Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 1

	Three Months Ended
	March 31, 2015	March 31, 2014	December 31, 2014
Revenues	$323,685	$324,429	$349,925
Direct salaries and related costs	(213,927)	(221,625)	(227,802)
General and administrative	(72,727)	(73,377)	(77,074)
Depreciation, net	(11,059)	(11,298)	(11,227)
Amortization of intangibles	(3,431)	(3,651)	(3,489)
Net gain (loss) on disposal of property and equipment	-	-	2,225

Income from operations	22,541	14,478	32,558
Total other income (expense), net	(1,102)	395	(1,456)

Income before income taxes	21,439	14,873	31,102
Income taxes	(5,800)	(4,560)	(8,599)

Net income	$15,639	$10,313	$22,503

Net income per share:
Basic:	$0.37	$0.24	$0.53

Diluted:	$0.37	$0.24	$0.53

Weighted average shares outstanding:
Basic	42,181	42,739	42,280
Diluted	42,440	42,837	42,533

Sykes Enterprises, Incorporated

Segment Results

(in thousands, except per share data)

(Unaudited)

Exhibit 2

	Three Months Ended
	March 31, 2015	March 31, 2014	December 31, 2014
Revenues:
Americas	$264,173	$261,246	$285,494
EMEA	59,495	63,183	64,431
Other	17	-	-

Total	$323,685	$324,429	$349,925

Operating Income:
Americas	$32,541	$22,647	$41,473
EMEA	3,788	2,884	4,799
Other	(13,788)	(11,053)	(13,714)

Income from operations	22,541	14,478	32,558

Total other income (expense), net	(1,102)	395	(1,456)
Income taxes	(5,800)	(4,560)	(8,599)

Net income	$15,639	$10,313	$22,503

Sykes Enterprises, Incorporated Consolidated Balance Sheets (in thousands, except seat data) (Unaudited) Exhibit 3
	March 31, 2015	December 31, 2014

Assets:
Current assets	$541,493	$550,086
Property and equipment, net	104,169	109,880
Goodwill & intangibles, net	246,936	254,451
Other noncurrent assets	26,486	30,083

Total assets	$919,084	$944,500

Liabilities & Shareholders’ Equity:
Current liabilities	$153,024	$167,862
Noncurrent liabilities	118,134	118,420
Shareholders’ equity	647,926	658,218

Total liabilities and shareholders’ equity	$919,084	$944,500

Sykes Enterprises, Incorporated Supplementary Data
	Q1 2015	Q1 2014

Geographic Mix (% of Total Revenues):
Americas (1)	82%	81%
Europe, Middle East & Africa (EMEA)	18%	19%
Other	0%	0%

Total	100%	100%

(1) Includes the United States, Canada, Latin America, South Asia and the Asia Pacific (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q1 2015	Q1 2014

Vertical Industry Mix (% of Total Revenues):
Communications	37%	38%
Financial Services	23%	26%
Technology / Consumer	19%	16%
Transportation & Leisure	7%	8%
Healthcare	6%	6%
Other	8%	6%

Total	100%	100%

	Seat Capacity (2)

	Q1 2015	Q1 2014	Q4 2014

Americas	33,200	35,000	34,500
EMEA	6,700	6,200	6,500

Total	39,900	41,200	41,000

	Capacity Utilization
	Q1 2015	Q1 2014	Q4 2014

Americas	78%	74%	77%
EMEA	88%	85%	90%

Total	80%	76%	79%

(2) The seat capacity and capacity utilization data are related to the Company’s brick-and-mortar call centers. At the end of the first quarter 2015, the Company had approximately 3,800 agent FTEs working virtually from home both in the U.S. and Canada.

Sykes Enterprises, Incorporated

Cash Flow from Operations

(in thousands)

(Unaudited)

Exhibit 4

	Three Months Ended
	March 31, 2015	March 31, 2014
Cash Flow From Operating Activities:
Net income	$15,639	$10,313
Depreciation	11,255	11,539
Amortization of intangibles	3,431	3,651
Amortization of deferred grants	(199)	(589)
Changes in assets and liabilities and other	(1,484)	(8,758)

Net cash provided by operating activities	$28,642	$16,156

Capital expenditures	$10,869	$11,706
Cash interest paid	$368	$445
Cash taxes paid	$5,606	$3,796

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 5

	Three Months Ended
	March 31,	March 31,	December 31,
	2015	2014	2014
GAAP income from operations	$22,541	$14,478	$32,558
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	3,745	4,102	3,818
Merger & integration costs	-	-	-
EMEA restructuring	-	-	-
Other	-	-	(2,620)

Non-GAAP income from operations	$26,286	$18,580	$33,756

	Three Months Ended
	March 31,	March 31,	December 31,
	2015	2014	2014
GAAP net income, per diluted share	$0.37	$0.24	$0.53
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.06	0.06	0.06
Merger & integration costs	-	-	-
EMEA restructuring	-	-	-
Other	-	-	(0.04)

Non-GAAP net income, per diluted share	$0.43	$0.30	$0.55

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 6

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014	2015	2014
GAAP income (loss) from operations	$32,541	$22,647	$3,788	$2,884	$(13,788)	$(11,053)
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	3,745	4,102	-	-	-	-
Merger & integration costs	-	-	-	-	-	-
EMEA restructuring	-	-	-	-	-	-
Other	-	-	-	-	-	-

Non-GAAP income (loss) from operations	$36,286	$26,749	$3,788	$2,884	$(13,788)	$(11,053)

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2015	2014	2015	2014	2015	2014
GAAP income (loss) from operations	$32,541	$41,473	$3,788	$4,799	$(13,788)	$(13,714)
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	3,745	3,818	-	-	-	-
Merger & integration costs	-	-	-	-	-	-
EMEA restructuring	-	-	-	-	-	-
Other	-	(2,620)	-	-	-	-

Non-GAAP income (loss) from operations	$36,286	$42,671	$3,788	$4,799	$(13,788)	$(13,714)

(1)	Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 7

Business Outlook
Second Quarter
2015

GAAP net income, per diluted share	$0.18 - $0.21
Adjustments:
Acquisition-related severance & consulting engagement costs	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.06
Merger & integration costs	-
EMEA restructuring	-
Other	-

Non-GAAP net income, per diluted share	$0.24 - $0.27

Business Outlook
Full Year
2015

GAAP net income, per diluted share	$1.32 - $1.40
Adjustments:
Acquisition-related severance & consulting engagement costs	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.22
Merger & integration costs	-
EMEA restructuring	-
Other	-

Non-GAAP net income, per diluted share	$1.54 - $1.62

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 8

	Three Months Ended
	March 31,	March 31,	December 31,
	2015	2014	2014
GAAP tax rate	27%	31%	28%
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	1%	-	-1%
Merger & integration costs	-	-	-
EMEA restructuring	-	-	-
Other	-	-	1%

Non-GAAP tax rate	28%	31%	28%

	Three Months Ended	Year Ended
	June 30,	December 31,
	2015	2015
GAAP tax rate	27%	26%
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	3%	1%
Merger & integration costs	-	-
EMEA restructuring	-	-
Other	-	-

Non-GAAP tax rate	30%	27%